UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   Acres, John F.
   c/o Acres Gaming
   815 NW 9th Street
   Corvallis, OR 97330

2. Issuer Name and Ticker or Trading Symbol
   Acres Gaming Incorporated
   AGAM

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year
   May, 1997

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Chief Executive Officer

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security     |  2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
			 |   Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
			 |        |      |                                  |  Beneficially     |(D)or |                           |
			 |        |    | |                  | A/|           |  Owned at         |Indir |                           |
			 | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock             |05/21/97|P   | |30,000            |A  | $7.00     |1,994,086          |I     |   *                       |
  $.01 Par Value         |05/27/97|P   | |10,000            |A  | $6.78     |  203,100          |I     |   **                      |
			 |        |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
		                    |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
		                    |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
		                    |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
		                    |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
		                    |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
		                    |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
		                    |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stk Option   |$3.50   |     |    | |           |   |     |     |Common Stock|       |       |160,000     |D  |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
  *  By self as trustee for the John and JoAnn Acres 1989 Living Trust.
  ** Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.


SIGNATURE OF REPORTING PERSON
/s/ John F. Acres, by Robert W. Brown, Attorney in Fact
DATE
06/09/97